U. S. SECURITIES AND EXCHANGE
                        COMMISSION WASHINGTON, D.C. 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING

(X)Form 10-K ( )Form 20-F ( )Form 11-K ( )Form 10-Q ( )Form N-SAR ( ) Form N-CSR

         For Period Ended:                           December 31, 2009

( ) Transition Report on Form 10-K SEC FILE NUMBER:
( )  Transition Report on Form 20-F         0-29832
( )  Transition Report on Form 11-K
( )  Transition Report on Form 10-Q
( )  Transition Report on Form N-SAR
For the Transition Period Ended: __________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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         Full Name of Registrant:         AUSTRALIAN-CANADIAN OIL ROYALTIES LTD.
         Former Name if Applicable:
         Address of Principal Executive
                  Office (Street and Number:         1301 Avenue M
                  City, State & Zip Code:            Cisco, TX 76437
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PART II -- RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate). (X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

         Additional time is required to file the report on Form 10-K for the year ended December 31, 2009, due to a delay in getting accounting completed.

         The Form 10-K will be filed as soon as practicable and within the 15 day extension period.

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PART IV -- OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification:

                           Robert Kamon              254-442-2638

(2) Have all other periodic reports required under section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                    ( X )  Yes       (   )  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    (   )  Yes       ( X )  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                     AUSTRALIAN-CANADIAN OIL ROYALTIES, LTD.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 30, 2010                By:     /s/ ROBERT KAMON
                                        -------------------------------
                                            Robert Kamon
                                            Director and Secretary

INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.